Exhibit 99.1

NEWS RELEASE
	Contacts:	Quintana Energy Services Keefer M. Lehner, EVP & CFO 832-518-4094 IR@qesinc.com
FOR IMMEDIATE RELEASE
Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston 713-529-6600 QES@dennardlascar.com

QUINTANA ENERGY SERVICES NAMES CHRISTOPHER J. BAKER PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOUSTON, TX – August 7, 2019 – Quintana Energy Services Inc. (NYSE: QES) (“QES” or the “Company”) announced today that Christopher J. Baker has been named President and Chief Executive Officer, effective immediately. Mr. Baker succeeds Rogers Herndon, who has resigned as part of an internal reorganization to right size the corporate cost structure of QES given the current market environment.

Corbin J. Robertson, Jr., Quintana’s Chairman of the Board, said, “We are very pleased to promote Chris Baker from his position of Executive Vice President and Chief Operating Officer to succeed Rogers Herndon as President and CEO. His extensive leadership experience and thorough understanding of our end markets and the needs of our customers will serve the Company well going forward. This transition and elimination of the COO position is part of our ongoing efforts to refine our cost structure and improve efficiencies as we navigate a challenging market environment.”

Mr. Baker had served as EVP and COO of QES since its formation and has served in the same role at our predecessor since November 2014. Mr. Baker previously served as Managing Director – Oilfield Services of the Quintana Capital Group LP, where he was responsible for sourcing, evaluating and executing oilfield service investments, as well as overseeing the growth of and managing and monitoring the activities of Quintana Capital’s oilfield service portfolio companies since 2008, including the formation and growth of the QES platform.

Prior to joining Quintana Capital, Mr. Baker worked at Citigroup Global Markets Inc.’s Corporate and Investment Bank, where he conducted corporate finance and valuation activities focused on structuring non-investment grade debt transactions in the energy sector. Prior to his time at Citi, Mr. Baker was Vice President of Operations for Theta II Enterprises, Inc., where he focused on project management of complex subsea and inland marine pipeline construction projects. Mr. Baker attended Louisiana State University, where he earned a B.S. in Mechanical Engineering, and Rice University, where he earned an M.B.A.

Additionally, Mr. Baker will replace Mr. Herndon as a member of the Board of Directors of QES.

Mr. Robertson added, “I want to thank Rogers Herndon for all his contributions to QES since the Company’s formation and we wish him all the best in his future endeavors.”

About Quintana Energy Services

QES is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the U.S. QES’ primary services include: directional drilling, pressure pumping, pressure control and wireline services. The Company offers a complementary suite of products and services to a broad customer base that is supported by in-house manufacturing, repair and maintenance capabilities. More information is available at www.quintanaenergyservices.com.

###

2